Exhibit 10.5

August 31, 2016

Dear Wagstaff

123 121th Ave. NE, #131

Bellevue, WA 98004

Dear Dave:

Bsquare is pleased to confirm and memorialize the revised terms of your employment as the company's Chief Technical Officer. This letter agreement supersedes all previous employment letter agreements between you and the company.

You will continue reporting to Jerry Chase, Chief Executive Officer. Your start date for this new role was May 23, 2016. Your job classification is Executive; as an exempt employee you will not be entitled to overtime. You are now a Section 16 officer, subject to certain Bsquare stock trading restrictions and SEC reporting requirements (see attached memorandum for details). Your duties and responsibilities will be as designated by Bsquare.

Your offer includes the following compensation & benefits package:

•	Base pay of $9,230.76 biweekly, which when annualized is equivalent to $240,000.00 per year; paid biweekly consistent with the company's payroll practices;
•	Monthly cell phone stipend of $150.00. The stipend is a taxable benefit and will be dispursed in the first payroll of the month via payroll;
•

You will be eligible to participate in the company's Annual Bonus Plan (“ABP”). Your 2016 annual bonus potential will be 50% of your base salary at 100% achievement. The company's executive bonus plan is structured such that no bonuses are paid until the company achieves certain financial targets and you achieve individual objectives that you and your manager will agree upon. Bonuses are paid annually, in the first quarter following the close of the company's fiscal year, and are payable at the sole discretion of the Compensation Committee of the company's Board of Directors (the ‘Board”). You must be employed by the company at the end of the calendar year to be eligible to receive any bonus payout for that calendar year, except as otherwise specifically set out  below;

•

You will continue to be eligible to participate in any benefit plans and programs in effect from time to time (such as paid time off, group medical and life insurance, and disability benefits) that are made available to Bsquare employees generally, subject to the eligibility requirements and other terms of those plans and programs.

Except as provided in the next paragraph, if your employment is terminated by the company when neither "cause" nor "long term disability " exists, and provided that you release the company and its agents from any and all employment-related claims in a signed, written release satisfactory in form and substance to the company, (i) you will be entitled to receive severance equal to 6 months of your then-current annual base salary; (ii) your stock options and restricted stock units will continue to vest for 4 months from the termination date, (iii) you shall be eligible for continued COBRA coverage at the company's expense for a period of 6 months following your termination date, and (iv) any ABP bonus to which you would have otherwise been entitled as determined at the sole discretion of the Compensation Committee of the Board shall be payable on a pro rata basis as of your termination date.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1425.519.5900 Fax: +1425.519.5999

Bsquare Confidential

The foregoing severance payments shall be paid out on regular payroll days post termination, subject to legally required and any individually agreed upon payroll deductions. During the period subsequent to your termination date in which you are being paid such severance amounts , you would not be considered an employee and would therefore receive no paid time off accrual, nor would you be entitled to benefits under the company's health and welfare plans or retirement savings plan as an active employee, except as otherwise provided herein.

Immediately prior to consummation of a “change of control,” all of your unvested stock options and restricted stock units shall become fully vested and immediately exercisable. In addition, if your employment is terminated by the company or any successor thereto within 9 months following a change of control when neither "cause" nor "long term disability" exists or if you terminate your employment for "good reason," and provided that you release the company and any successor thereto and its respective agents from any and all employment-related claims in a signed, written release satisfactory in form and substance to the company or any successor thereto, you will be entitled to receive a one-time lump sum severance payment equal to (i) 9 months of your thencurrent annual base salary plus (ii) 75% of your target ABP bonus as may be modified from time to time by the Compensation Committee of the Board (provided the applicable percentage shall be 75% for 2016), and (iii) you shall be eligible for continued COBRA coverage at the company's expense for a period of 9 months following your termination date. The foregoing severance payments shall be in lieu of the severance payments described in the preceding paragraph, and after expiration of the 9-month period following a change of control, you shall continue to be entitled to receive the severance payments described in the preceding paragraph on the terms and conditions set forth therein.

For purposes of this letter agreement, "cause," "good reason" and "change of control" are defined on Attachment A hereto, and "long term disability" is defined in the company-sponsored long term disability group insurance plan.

No severance shall be payable hereunder unless the release described herein has been signed and become effective within sixty (60) days from the date of termination (the “Release Deadline”). Upon the release becoming effective, any severance payable hereunder will be payable commencing on or as soon as administratively practicable after the Release Deadline. In the event the termination occurs at a time during the calendar year when the release could become effective in the calendar year following the calendar year in which your termination occurs, then any payments hereunder that would be considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (“Section 409A”) will be paid commencing on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, the Release Deadline.

Notwithstanding any other provision of this letter agreement , if at the time of the termination of your employment, you are a "specified employee," determined in accordance with Section 409A, any payments and benefits provided hereunder that constitute "nonqualified deferred compensation" subject to Section 409A that are provided on account of separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the “Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date without interest, and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. You and the company agree to work together in good faith to consider amendments to this letter agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

Bsquare Confidential

Furthermore , notwithstanding any other provision of this letter agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the company or any successor to you or for your benefit pursuant to the terms of this Letter Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and will be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any interest or penalties with respect to such excise tax (collectively, the “Excise Tax”), then the company shall pay to you, no later than the time the Excise Tax is required to be paid by you or withheld by the company, an additional amount (the “Gross-up Payment”) equal to the sum of the Excise Tax payable by you, plus the amount necessary to put you in the same after-tax position (taking into account any and all applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax and any income and employment taxes imposed on the Gross-up Payment)) that you would have been in if you had not incurred any tax liability under Section 4999 of the Code. Any determination required under this paragraph, including whether any payments or benefits are Parachute Payments, shall be made by the company in its sole discretion. You shall provide the company with such information and documents as the company may reasonably request in order to make a determination under this paragraph. The company's determinations shall be final and binding on the company and you.

YOUR EMPLOYMENT IS AT-WILL AND ACCORDINGLY, YOU OR THE COMPANY MAY TERMINATE THIS EMPLOYMENT RELATIONSHIP AT ANY TIME WITH OR WITHOUT NOTICE OR CAUSE.

Please indicate your acceptance by signing and returning a copy of this letter agreement.

Thank you for your continued efforts to support the success of our team and Bsquare!

Sincerely,

/s/ Jerry Chase
Jerry Chase
Chief Executive Officer

I understand and agree to the terms of this letter agreement.

Signature:	/s/ David Wagstaff

Name:	David Wagstaff

Date:	9/2/2016

Bsquare Confidential

ATTACHMENT A

This attachment sets out definitions for certain of the terms used in this letter agreement:

•“cause” means and is limited to dishonesty, fraud, commission of a felony or of a crime involving moral turpitude, destruction or theft of company property, physical attack to a fellow employee, intoxication at work, use of controlled substance s or alcohol to an extent that materially impairs your performance of your duties, willful malfeasance or gross negligence in the performance of your duties, violation of law in the course of employment that has a material adverse impact on the company or its employees, your failure or refusal to perform your duties, your failure or refusal to follow reasonable instructions or directions, misconduct materially injurious to the company, neglect of duty, poor job performance, or any material breach of your duties or obligations to the company that results in material harm to the company.

•“neglect of duty” means and is limited to the following circumstances : (i) you have, in one or more material respects, failed or refused to perform your job duties in a reasonable and appropriate manner (including failure to follow reasonable directives,) (ii) the Board, or a duly appointed representative of the Board, has counseled you in writing about the neglect of duty and given you a reasonable opportunity to improve, and (iii) your neglect of duty either has continued at a material level after a reasonable opportunity to improve or has reoccurred at a material level within one year after you were last counseled.

•“poor job performance” means and is limited to the following circumstances: (i) you have, in one or more material respects, failed to perform your job duties in a reasonable and appropriate manner, (ii) the Board, or a duly appointed representative of the Board, has counseled you in writing about the performance problems and given you a reasonable opportunity to improve, and (iii) your performance problems either have continued at a material level after a reasonable opportunity to improve or the same or similar performance problems have reoccurred at a material level within one year after you were last counseled.

•“good reason” means the occurrence of any of the  following , in each case without your written consent:

(i)	a material reduction in you base salary other than a general reduction in base salary that affects all similarly situated executives in substantially the same pro portions;
(ii)	a material reduction in your AEBP bonus target; or
(iii)	a material, adverse change in your title, authority , duties or responsibilities (other than as required by applicable law).

You cannot terminate your employment for good reason unless you have provided written notice to the company of the existence of the circumstances providing grounds for termination for good reason within thirty (30) days of the initial existence of such grounds and the company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If you do not terminate your employment for good reason within ninety (90) days after the first occurrence of the applicable grounds, then you will be deemed to have waived your right to terminate for good reason with respect to such grounds.

•“change of control” means:

(i)

the acquisition of the company by another entity by means of merger, consolidation or other transaction or series of related transactions resulting in the exchange of the outstanding shares of the company for securities of, or consideration issued, or caused to be issued by, the acquiring entity or any of its affiliates, provided, that after such event the shareholders of the company immediately prior to the event own less than a majority of the outstanding voting equity securities of the surviving entity immediately following the event; or

(ii)	any sale, lease, exchange or other transfer not in the ordinary course of business (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the company.

•the “company” and “Bsquare” mean BSQUARE Corporation.

Bsquare Confidential

4